Exhibit 99.1

FOR IMMEDIATE RELEASE

PINNACLE SYSTEMS ENTERS INTO AGREEMENT TO SELL STEINBERG

AUDIO SOFTWARE BUSINESS TO YAMAHA CORPORATION

MOUNTAIN VIEW, Calif., Dec. 21, 2004 — Pinnacle Systems, Inc. (NASDAQ: PCLE), a leader in digital video solutions, today announced that it has entered into a definitive agreement to sell its Hamburg, Germany-based Steinberg audio software business to Yamaha Corporation. The transaction, which is subject to regulatory approval, is expected to be completed during Pinnacle’s third fiscal quarter ended March 31, 2005.

“Steinberg’s accomplishments and leadership in the professional audio software industry are directly inline with Yamaha’s long track record of success in that same industry,” said Patti Hart, Pinnacle Systems Chairman and CEO. “We believe the deal is beneficial to both Pinnacle and Yamaha, and is absolutely the right move for Steinberg.”

As part of the transaction, Steinberg and Pinnacle will cross-license certain intellectual property on a royalty-free basis and Pinnacle will continue to distribute Steinberg’s WaveLab Lite audio editing product with Pinnacle Studio Media Suite.

“For Pinnacle Systems this decision continues to tighten the company’s focus on our core strengths in the digital video solutions market,” continued Hart. “We believe it also allows us to bring greater management and financial resources to leverage our core strengths in digital video for long-term market leadership and growth.”

Pinnacle entered the audio business in January 2003 when it acquired Steinberg Media Technologies A.G., a market leader in professional audio software that was founded in 1984.

About Pinnacle Systems, Inc.

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video and audio editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the Company has received nine prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

This press release contains forward-looking statements that involve risk and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning Pinnacle’s strategic, operational, and financial plans. Actual results may differ materially from the forward-looking statements due to certain risks, including among others: unexpected delays in closing, or a failure to close, the transaction discussed in the release; general economic conditions, including business conditions in the specific markets for Pinnacle’s products; increased competition; lack of success in timely development, production, and acceptance of new products; the failure to reduce costs or improve operating efficiencies, including those related to the disposition of Steinberg; and the ability to attract, hire and retain key employees. All information set forth in this release and its attachments is made as of December 20, 2004, and the Company undertakes no duty to update this information. More information about potential factors that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, including (without limitation) under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For Media Inquiries:

Amy Whelan

Corporate Communications Manager

Pinnacle Systems

650-237-1631